EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-104319 (Form S-8 for an aggregate 6,500,000 shares of Common Stock, $.01 par value pertaining to the Amended and Restated Cosi Stock Incentive Plan and the Cosi Sandwich Bar, Inc. Incentive Stock Option Plan) and No. 333-116005 (Form S-4 for the registration of 3,550,000 shares of common stock) of our report dated March 18, 2004 (except for Note 1 as to which the date is March 14, 2005), with respect to the financial statements and schedule for the year ended December 29, 2003 included in its Annual Report (Form 10-K) for the year ended January 2, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
March 13, 2006